Exhibit (l)

Cohen & Steers ETF Trust

1166 Avenue of the Americas

New York, New York 10036

November 13, 2024

Cohen & Steers Capital Management, Inc.

1166 Avenue of the Americas

New York, New York 10036

Dear Sirs:

Cohen & Steers ETF Trust (the “Trust”) hereby accepts your offer to purchase 4,000 shares of Cohen & Steers Real Estate Active ETF, a series of the Trust, at a price of $25.00 per share for an aggregate purchase price of $100,000. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

Sincerely,

Cohen & Steers ETF Trust

By:	/s/ James Giallanza
James Giallanza, President and CEO

Accepted:

Cohen & Steers Capital Management, Inc.

By:	/s/ Francis C. Poli
Francis C. Poli, EVP and General Counsel